Exhibit 99.1

Document Capture Technologies, Inc. Announces Results of Annual Meeting Held on October 3, 2008

San Jose, CA, October 8, 2008 - On October 3, 2008, Document Capture Technologies, Inc. (OTCBB:DCMT), a leading provider of secure document capture solutions, held its annual meeting of stockholders, whereby its stockholders were asked to vote on the following proposals:

1.
To elect each of Edward Straw, David Clark, William Hawkins, Darwin Hu and Frank Musso to serve as directors of the Company until the next annual meeting of stockholders or until their successors have been duly elected or appointed and qualified.

2.	To vote to approve an increase in the number of shares of common stock authorized for issuance under the Company’s 2006 Stock Option Plan from 1,500,000 to 2,500,000.

3.	To vote to ratify the appointment by the Company’s Board of Directors of Clancy and Co., P.L.L.C., to serve as the Company’s independent auditors for the year ended December 31, 2008.

Each of the proposals set forth above were approved by the stockholders and received the requisite number of votes to approve the proposed actions.

Edward Straw, Chairman of the Board of Directors, said “In these challenging times, our responsibilities to our shareholders are greater than ever and we greatly appreciate the strong confidence they have shown in our Company. We are dedicated to fulfilling our responsibilities to our shareholders and we look forward to the coming year”.

About Document Capture Technologies, Inc.

Document Capture Technologies, Inc. (OTCBB: DCMT.OB), headquartered in San Jose, Calif., designs and manufactures document capture solutions for OEM customers worldwide. The Company currently manufactures over 30 proprietary document capture products and has become one of the world’s largest private-label manufacturers of USB-powered mobile document scanning devices. The Company’s growing intellectual property portfolio in document capture includes key patents with additional patents pending.

Forward-Looking Statements

Statements contained in this press release, which are not historical facts, are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based largely on current expectations and are subject to a number of known and unknown risks, uncertainties and other factors beyond the Company’s control that could cause actual events and results to differ materially from these statements. These risks include, without limitation, that there can be no assurance that any strategic opportunities will be available to the Company and that any strategic opportunities may only be available on terms not acceptable to the Company. These statements are not guarantees of future performance, and readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Document Capture Technologies, Inc. undertakes no obligation to update publicly any forward-looking statements.

Company Contact:	Investor Contact:

Document Capture Technologies, Inc.	Hayden Communications, Inc.
David P. Clark	Peter Seltzberg
(408) 213-3701	(646) 415-8972
dclark@docucap.com	peter@haydenir.com